Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Third Quarter 2018 Financial Results

- Q3 2018 Sales Revenue up 42.1% Over the Same Period in 2017 -

- Provides Updated 2018 Guidance and Initial 2019 Guidance -

Goleta, California, November 6, 2018 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended September 30, 2018.

Third Quarter 2018 Highlights

•	Total revenue of $95.3 million, up 38.0% over the same period in 2017
▪	Sales revenue of $89.7 million, up 42.1% over the same period in 2017
▪	Rental revenue of $5.6 million, down 5.3% from the same period in 2017
•	GAAP net income of $16.4 million, reflecting a 123.9% increase over the same period in 2017 and a 17.2% return on revenue
•	Operating income of $10.4 million, representing 24.8% growth over the same period in 2017 and a 10.9% return on revenue
•	Total units sold were 52,400, an increase of 16,400, or 45.6%, over the same period in 2017

“The third quarter of 2018 was another successful quarter for us as we generated strong revenue across all three sales channels,” said Chief Executive Officer, Scott Wilkinson. “We are continuing to execute on our strategy to hire additional sales representatives and invest in advertising activities to increase consumer awareness as we believe this is still our most effective means to drive high revenue growth and portable oxygen concentrator adoption.”

Third Quarter 2018 Financial Results

Total revenue for the three months ended September 30, 2018 rose 38.0% to $95.3 million from $69.0 million in the same period in 2017. Direct-to-consumer sales rose 66.3% over the same period in 2017, primarily due to increased sales representative headcount and additional consumer advertising. Domestic business-to-business sales grew 32.0% over the same period in 2017, primarily driven by continued adoption by traditional home medical equipment providers and internet resellers. International business-to-business sales in the third quarter of 2018 increased 23.0% over the comparative period in 2017, primarily due to continued adoption from the Company’s European partners. Rental revenue in the third quarter of 2018 was $5.6 million compared to $5.9 million in the third quarter of 2017, representing a decline of 5.3% from the same period in the prior year. The decrease in rental revenue was primarily due to a decline in net rental patients on service of 13.0% compared to the third quarter of 2017, partially offset by higher revenue per patient on service. Rental revenue accounted for 5.9% of total revenue in the third quarter of 2018, down from 8.5% of total revenue in the third quarter of 2017.

Total gross margin was 51.2% in the third quarter of 2018 versus 48.1% in the comparative period in 2017. The increase in total gross margin was primarily due to a favorable mix shift towards direct-to-consumer sales revenue. Sales gross margin was 52.3% in the third quarter of 2018 versus 50.3% in the third quarter of 2017. The sales gross margin increase was primarily due a favorable mix shift of direct-to-consumer sales versus business-to-business sales, and lower average cost of goods sold per unit. This was partially offset by lower average selling prices in both business-to-business channels due to increased volumes and lower direct-to-consumer pricing effective June 1, 2018. Rental gross margin was 34.3% in the third quarter of 2018 versus 24.3% in the third quarter of 2017. The increase in rental gross margin was primarily due to increased rental revenue per patient and lower depreciation expense.

Total operating expense increased to $38.4 million, or 40.3% of revenue, in the third quarter of 2018 versus $24.8 million, or 36.0% of revenue, in the third quarter of 2017.

Operating expense included research and development expense of $2.1 million in the third quarter of 2018, which was up from $1.4 million in the comparative period in 2017, primarily due to increased personnel-related expenses. Sales and marketing expense increased to $26.3 million in the third quarter of 2018 versus $13.1 million in the comparative period in 2017, primarily due increased personnel-related expenses as the Company continued to hire inside sales representatives at its Cleveland facility and increased advertising expenditures. General and administrative expense decreased to $10.0 million in the third quarter of 2018 versus $10.4 million in the comparative period in 2017, primarily due to a reduction in patent defense costs and bad debt expense, which was partially offset by increased personnel-related expenses.

The Company reported an income tax benefit of $5.1 million in the third quarter of 2018, compared to an income tax expense of $1.5 million reported in the third quarter of 2017. The Company’s income tax benefit in the third quarter of 2018 included an $8.1 million decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation compared to $1.7 million in the third quarter of 2017. Excluding the stock-based compensation benefit, the Company’s non-GAAP effective tax rate in the third quarter of 2018 was 26.4% versus 36.5% in the third quarter of 2017, primarily due to the impact of the U.S. federal tax reform. A reconciliation of GAAP and non-GAAP measures is included in the accompanying tables attached hereto.

In the third quarter of 2018, the Company reported net income of $16.4 million, compared to net income of $7.3 million in the third quarter of 2017. Earnings per diluted common share was $0.73 in the third quarter of 2018 versus $0.33 in the third quarter of 2017, an increase of 121.2%.

Adjusted EBITDA for the three months ended September 30, 2018 rose 16.2% to $16.3 million, or 17.1% of revenue, from $14.1 million, or 20.4% of revenue, in the third quarter of 2017. The reduction in third quarter 2018 Adjusted EBITDA margin compared to the third quarter of 2017 was primarily due to investments in sales infrastructure and related advertising, lower rental depreciation expense, and a continued shift in revenue mix towards sales revenue.

Cash, cash equivalents and marketable securities were $223.9 million as of September 30, 2018 compared to $208.4 million as of June 30, 2018, an increase of $15.4 million in the third quarter of 2018.

Financial Outlook for 2018

Inogen is increasing its full year 2018 total revenue guidance range to $345 to $355 million, up from $340 to $350 million, representing growth of 38.3% to 42.3% versus 2017 full year results. The Company still expects direct-to-consumer sales to be its fastest growing channel, domestic business-to-business sales to have a significant growth rate, and international business-to-business sales to have a solid growth rate. The Company also still expects rental revenue to be down approximately 10% in 2018 compared to 2017 due to a continued focus on sales versus rentals.

Further, the Company is narrowing its full year 2018 GAAP net income and non-GAAP net income guidance range to $46 to $48 million, from $45 to $48 million, representing growth of 119.0% to 128.5% compared to 2017 GAAP net income of $21.0 million and growth of 61.0% to 67.9% compared to 2017 non-GAAP net income of $28.6 million. The Company estimates that the decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation will lead to a reduction in provision for income taxes of approximately $18 million in 2018, up from $12 million, based on forecasted stock activity, which would lower its effective tax rate as compared to the U.S. statutory rate. The Company expects its effective tax rate including stock-based compensation deductions to vary quarter-to-quarter depending on the amount of pre-tax net income, share price, and on the timing and size of stock option exercises. Excluding the estimated $18 million decrease in provision for income taxes expected in 2018, the Company now expects a non-GAAP effective tax rate of 24% compared to the previous expectation of 25%.

Inogen is reducing its guidance range for full year 2018 Adjusted EBITDA to $60 to $62 million, down from $65 to $69 million, representing growth of 18.0% to 22.0% versus 2017 full year results due to continued sales and marketing investments expected in the fourth quarter of 2018.

As the business continues to shift toward sales revenue versus rental revenue, and depreciation expense decreases as a percent of total revenue, the Company believes operating income is more relevant when analyzing profitability trends of the business. Thus, Inogen will plan to also give guidance on operating income and expects full year 2018 operating income to be $35 to $37 million, representing growth of 26.9% to 34.1% versus 2017 full year results.

Financial Outlook for 2019

The Company is also providing a full year 2019 guidance range for total revenue of $430 to $440 million, representing 22.9% to 25.7% growth over the 2018 guidance mid-point of $350 million.  The Company expects direct-to-consumer sales to be its fastest growing channel and expects domestic business-to-business sales and international business-to-business sales to have a solid growth rate. Lastly, rental revenue is expected to grow modestly in 2019 compared to 2018.

The Company forecasts full year 2019 GAAP net income to be in the range of $48 to $52 million, representing growth of 2.1% to 10.6% over the 2018 guidance mid-point of $47 million.  This growth rate is impacted by a predicted decline in tax benefits in 2019.  Inogen estimates that the decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation will lead to a reduction in provision for income taxes of approximately $12 million in 2019 compared to $18 million expected in 2018 based on forecasted stock activity, which would further lower the Company’s effective tax rate as compared to the U.S. statutory rate. When excluding the benefit from the estimated $12 million decrease in provision for income taxes expected in 2019 from stock-based compensation deductions, the Company expects a non-GAAP effective tax rate of approximately 24% in 2019 compared to 24% expected in 2018.

The Company is also providing a guidance range for full year 2019 Adjusted EBITDA of $67 to $71 million, representing 9.8% to 16.4% growth over the 2018 guidance mid-point of $61 million. Inogen expects full year 2019 operating income to be $46 to $50 million, representing 27.8% to 38.9% growth over the 2018 guidance mid-point of $36 million, primarily due to continued sales and marketing investments expected in 2019.

The Company still expects net positive cash flow for 2018 and 2019 with no additional capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning November 6, 2018 at 3:30pm PT/6:30pm ET through 3:30pm PT/6:30pm ET on November 13, 2018. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10125445. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; hiring and marketing expectations; expectations for all revenue channels for full year 2018 and full year 2019; and financial guidance for 2018 and 2019, including revenue, GAAP net income, Adjusted EBITDA, non-GAAP net income, net cash flow, effective tax rates, operating income and the need for additional capital. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; risks related to the recent data security incident, remediation measures, and potential claims; seasonal variations; unanticipated increases in costs or expenses;

and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2017 and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and nine months ended September 30, 2018 and September 30, 2017. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision (benefit) for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

805-879-8205

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	September 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$176,282	$142,953
Marketable securities	47,574	30,991
Accounts receivable, net	34,250	31,444
Inventories, net	30,621	18,842
Deferred cost of revenue	401	361
Income tax receivable	2,356	1,313
Prepaid expenses and other current assets	8,066	2,584
Total current assets	299,550	228,488
Property and equipment, net	23,015	20,103
Goodwill	2,288	2,363
Intangible assets, net	4,103	4,717
Deferred tax asset - noncurrent	26,282	18,636
Other assets	1,874	765
Total assets	$357,112	$275,072
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$26,769	$20,626
Accrued payroll	11,904	6,877
Warranty reserve - current	3,539	2,505
Deferred revenue - current	3,549	3,533
Income tax payable	369	345
Total current liabilities	46,130	33,886
Warranty reserve - noncurrent	5,703	3,666
Deferred revenue - noncurrent	12,781	9,402
Deferred tax liability - noncurrent	338	348
Other noncurrent liabilities	896	729
Total liabilities	65,848	48,031
Stockholders' equity
Common stock	21	21
Additional paid-in capital	240,101	218,109
Retained earnings	50,439	8,639
Accumulated other comprehensive income	703	272
Total stockholders' equity	291,264	227,041
Total liabilities and stockholders' equity	$357,112	$275,072

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue
Sales revenue	$89,712	$63,137	$255,283	$167,141
Rental revenue	5,579	5,893	16,297	18,510
Total revenue	95,291	69,030	271,580	185,651
Cost of revenue
Cost of sales revenue	42,810	31,401	124,726	81,307
Cost of rental revenue, including depreciation of $1,689 and $2,366 for the three months ended and $5,820 and $7,577 for the nine
months ended, respectively	3,668	4,459	11,844	13,863
Total cost of revenue	46,478	35,860	136,570	95,170
Gross profit	48,813	33,170	135,010	90,481
Operating expense
Research and development	2,096	1,375	5,287	3,944
Sales and marketing	26,339	13,095	67,376	35,569
General and administrative	9,982	10,368	29,230	28,568
Total operating expense	38,417	24,838	101,893	68,081
Income from operations	10,396	8,332	33,117	22,400
Other income (expense)
Interest income	895	221	2,111	468
Other income (expense)	8	264	(596)	994
Total other income, net	903	485	1,515	1,462
Income before provision (benefit) for income taxes	11,299	8,817	34,632	23,862
Provision (benefit) for income taxes	(5,133)	1,479	(7,168)	2,254
Net income	$16,432	$7,338	$41,800	$21,608
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	(47)	115	137	312
Change in net unrealized gains (losses) on foreign currency hedging	102	(196)	577	(442)
Less: reclassification adjustment for net (gains) losses included in net income	(354)	305	(286)	297
Total net change in unrealized gains (losses) on foreign currency hedging	(252)	109	291	(145)
Change in net unrealized gains (losses) on available-for-sale investments	3	13	3	71
Total other comprehensive income (loss), net of tax	(296)	237	431	238
Comprehensive income	$16,136	$7,575	$42,231	$21,846

Basic net income per share attributable to common stockholders (1)	$0.77	$0.35	$1.97	$1.05
Diluted net income per share attributable to common stockholders (1)	$0.73	$0.33	$1.86	$0.99
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	21,324,256	20,753,789	21,175,286	20,622,848
Diluted common shares	22,659,052	21,998,660	22,512,125	21,832,544

(1) Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(amounts in thousands, except units and patients)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue by region and category
Business-to-business domestic sales	$30,263	$22,919	$91,222	$61,534
Business-to-business international sales	21,142	17,186	58,807	43,528
Direct-to-consumer domestic sales	38,307	23,032	105,254	62,079
Direct-to-consumer domestic rentals	5,579	5,893	16,297	18,510
Total revenue	$95,291	$69,030	$271,580	$185,651
Additional financial measures
Units sold	52,400	36,000	152,500	94,000
Net rental patients as of period-end	27,500	31,600	27,500	31,600

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(amounts in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP EBITDA and Adjusted EBITDA	2018	2017	2018	2017
Net income	$16,432	$7,338	$41,800	$21,608
Non-GAAP adjustments:
Interest income	(895)	(221)	(2,111)	(468)
Provision (benefit) for income taxes	(5,133)	1,479	(7,168)	2,254
Depreciation and amortization	2,712	2,936	8,521	9,257
EBITDA (non-GAAP)	13,116	11,532	41,042	32,651
Stock-based compensation	3,216	2,523	9,783	6,630
Adjusted EBITDA (non-GAAP)	$16,332	$14,055	$50,825	$39,281

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP net income	2018	2017	2018	2017
Net income	$16,432	$7,338	$41,800	$21,608
Non-GAAP adjustments:
2017 U.S. tax reform (1)	—	—	—	—
Non-GAAP net income	$16,432	$7,338	$41,800	$21,608

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP provision (benefit) for income taxes and effective tax rate	2018	2017	2018	2017
Income before provision (benefit) for income taxes	$11,299	$8,817	$34,632	$23,862
Provision (benefit) for income taxes	(5,133)	1,479	(7,168)	2,254
Effective tax rate	-45.4%	16.8%	-20.7%	9.4%

Provision (benefit) for income taxes	$(5,133)	$1,479	$(7,168)	$2,254
Non-GAAP adjustments:
Excess tax benefits from stock-based compensation	8,120	1,739	15,225	6,441
2017 U.S. tax reform (1)	—	—	—	—
Provision for income taxes (non-GAAP)	$2,987	$3,218	$8,057	$8,695

Income before provision for income taxes	$11,299	$8,817	$34,632	$23,862
Provision for income taxes (non-GAAP)	2,987	3,218	8,057	8,695
Effective tax rate (non-GAAP)	26.4%	36.5%	23.3%	36.4%

(1) On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was enacted into law, which significantly changes existing U.S. tax law and includes numerous provisions that affect the Company. During the fourth quarter of 2017, the Company recorded an estimated one-time net charge due to the impact of changes in the tax rate, primarily on deferred tax assets. There were no related charges during the third quarter or the first nine months of 2018.